Exhibit 3.1
                                           Restated Certificate of Incorporation


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                    PSC INC.

                         Pursuant to Section 805 of the
                           Business Corporation Law of
                              the State of New York


     We, being the President and Secretary of PSC Inc. (the "Corporation"), a corporation organized and existing under the Business Corporation Law of the State of New York (the NYBCL"), in accordance with the provisions of Section 805 thereof, do hereby certify and set forth:

     FIRST: The name of the Corporation is PSC Inc. The name under which the Corporation was formed was Photographic Sciences Corporation.

     SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on December 8, 1969.

     THIRD: The Certificate of Incorporation is hereby amended by the addition of a provision to Paragraph 4 thereof stating the number, designation, relative rights, preferences and limitations of the Series B Preferred Shares as fixed by the Board of Directors of the Corporation and to set forth in full the text of such provision. To effect the foregoing, Paragraph 4 of the Certificate of Incorporation is amended in the following respects:

     (a) Paragraph 4.(a) is hereby amended to read as follows:

     "4. (a) Statement of Authorized Stock. The aggregate number of shares which the Corporation shall have the authority to issue is Fifty Million (50,000,000) shares of capital stock of the following classes in the following amounts:

         (i) Forty Million (40,000,000) shares shall be Common Shares, having a par value of $.01 per share ("Common Shares");
         (ii) One Hundred Ten Thousand (110,000) shares shall be Series A Convertible Preferred Shares, having a par value of $.01 per share ("Series A Convertible Preferred Shares");
         (iii) One Hundred Seventy-five Thousand (175,000) shares shall be Series B Preferred Shares, having a par value of $.01 per share ("Series B Preferred Shares"); and
         (iv) Nine Million Seven Hundred Fifteen Thousand (9,715,000) shares shall be Preferred Shares, having a par value of $.01 per share (the "Undesignated Preferred Stock"), which shares of Undesignated Preferred Stock may be issued from time to time in or one or more series, each of which shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Undesignated Preferred Stock shall have such voting powers, full or limited, or no voting power, and have such preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Undesignated Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of New York.

     (b) A new paragraph 4.(c) is hereby added as follows:

     (4. (c) Statement of Rights and Preferences of Series B Preferred Shares. The respective powers, designations, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions of, the Series B Preferred Shares are as follows:

         Section 1. Designation and Amount. The shares of such series shall be designated as "Series B Preferred Shares" and the number of shares constituting such series shall be One Hundred Seventy-five Thousand (175,000) shares. Such number of shares may be increased or decreased by resolution of the Board of Directors' provided, that no decrease shall reduce the number of shares of
Series B Preferred Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Shares.

         Section 2. Dividends and Distributions. (A) Subject to the rights of the holders of any shares of any series of Preferred Stock of the Corporation (the "Preferred Stock") (or any similar stock) ranking prior and superior to the Series B Preferred Shares with respect to dividends, each holder of one one-thousandth of a share (a "Unit") of Series B Preferred Shares, in preference to the holders of Common Shares, par value $.01 per share of the Corporation (the "Common Shares") and of any other stock of the Corporation ranking junior to the Series B Preferred Shares, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable in cash in an amount per Unit (rounded to the nearest cent) equal to the per share amount of cash dividends declared on the Common Shares. In the event the Corporation shall at any time after December 30, 1997 (the "Rights Declaration Date"), (i) declare any dividend on outstanding Common Shares, payable in Common Shares, (ii) subdivide outstanding Common Shares, or
(iii) combine outstanding Common Shares into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series B Preferred Shares was entitled immediately prior to such event pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares, that were outstanding immediately prior to such event.

         (B) The Corporation shall declare a dividend or distribution on the Units of Series B Preferred Shares as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares).

     Section 3. Voting Rights. The holders of Units of Series B Preferred Shares shall have the following voting rights:

         (A) Subject to the provision for adjustment hereinafter set forth and except as otherwise provided in the Certificate of Incorporation or required by law, each Unit of Series B Preferred Shares shall entitle the holder thereof to one vote on all matters upon which the holders of the Common Shares of the Corporation are entitled to vote. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding Common Shares, payable in Common Shares, (ii) subdivide outstanding Common Shares, or
(iii) combine outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series B Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         (B) Except as otherwise provided herein, in the Certificate of Incorporation or in any other Amendment creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of Units of Series B Preferred Shares and the holders of Common Shares and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

         (C) Except as set forth herein, or as otherwise provided by law, holders of Units of Series B Preferred Shares shall have no special voting rights and their consents shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

         Section 4. Reacquired Shares. Any Units of Series B Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Units shall, upon their cancellation, become authorized but unissued Units of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         Section 5. Liquidation, Dissolution or Winding Up. (A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of junior stock unless the holders of Units of Series B Preferred Shares shall have received, subject to adjustment as hereinafter provided in paragraph (B), the greater of either (a) $1.00 per Unit or (b) the amount equal to the aggregate per share amount to be distributed to holders of Common Shares, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series B Preferred Shares and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series B Preferred Shares are entitled under clause (i)(a) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.

         (B) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding Common Shares, payable in Common Shares, (ii) subdivide outstanding Common Shares, or (iii) combine outstanding Common Shares into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series B Preferred Shares were entitled immediately prior to such event pursuant to clause (i)(b) of paragraph (A) of this Section 5 shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of Common Shares that are outstanding immediately after such event and the denominator of which shall be the number of Common Shares that were outstanding immediately prior to such event.

         Section 6. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case Units of Series B Preferred Shares shall at the same time be similarly converted into, exchanged for or changed into an amount per Unit (subject to the provisions for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is converted, exchanged or converted. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding Common Shares payable in Common Shares, (ii) subdivide outstanding Common Shares, or (iii) combine outstanding Common Shares into a small number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series B Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of common Shares that are outstanding immediately after such event and the denominator of which shall be the number of Common Shares that were outstanding immediately prior to such event.

         Section 7. No Redemption. The Units of Series B Preferred Shares shall not be redeemable from any holder.

         Section 8. Rank. The Units of Series B Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, junior to all other series of Preferred Stock unless the terms of any such series shall provide otherwise and senior to the Common Shares.

         Section 9. Amendment. If any proposed amendment to the Certificate of Incorporation would alter, change, or repeal any of the preferences, powers or special rights given to the Series B Preferred Shares so as to affect the Series B Preferred Shares adversely, then the holders of the Series B Preferred Shares shall be entitled to vote separately as a class upon such amendment, and the affirmative vote of a majority of the outstanding shares of the Series B Preferred Shares, voting separately as a class, shall be necessary for the adoption thereof, in addition to such other vote as may be required by the Business Corporation Law of the State of New York."

         Section 10. Fractional Shares. The Series B Preferred Shares may be issued in Units, which Units shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Shares.

         Section 11. Certain Definitions. As used herein with respect to the Series B Preferred Shares, the following terms shall have the following meanings:

         (A) The term "Common Shares" shall mean the class of stock designated as the common shares, par value $.01 per share, of the Corporation at the date hereof or any other class of stock resulting from successive changes or reclassification of such common stock.

         (B) The term "Junior Stock", as used in Section 5 hereof, shall mean the Common Shares and any other class or series of capital stock of the Corporation over which the Series B Preferred Shares has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         (C) The term "Parity Stock", as used in Section 5 hereof, shall mean any class of series of capital stock ranking pari passu with the Series B Preferred Shares in the distribution of assets or any liquidation, dissolution or winding up of the Corporation.

         FOURTH: The Amendment was authorized pursuant to the authority conferred upon the Board of Directors of the Corporation by the Restated Certificate of Incorporation of the Corporation, as the same has been amended, pursuant to a resolution adopted by the shareholders of the Corporation at a meeting of the shareholders.

         IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 30th day of December, 1997.




                         Name:  Robert C. Strandberg
                         Title:     President and CEO



                         Name:  Martin S. Weingarten
                         Title:     Secretary